SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NVR, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NVR, INC.
11700 Plaza America Drive
Reston, VA 20190

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Thursday, May 4, 2006
11:30 A.M. Eastern Standard Time

NVR, Inc. (“NVR”) will hold its Annual Meeting of Shareholders at 11:30 A.M. (Eastern Time) on Thursday, May 4, 2006. We will hold the meeting at our corporate headquarters located at 11700 Plaza America Dr., Suite 500, Reston, Virginia.

We are holding the meeting for the following purposes:

1. To elect three (3) nominees for director to serve three (3) year terms and until their successors are duly elected and qualified;

2. To ratify the appointment of the accounting firm of KPMG LLP as NVR’s independent auditor for the year ending December 31, 2006;

3. To transact other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The above items are fully described within the proxy statement, which is part of this notice. We have not received notice of other matters that may properly be presented at the meeting.

Only shareholders of record at the close of business on March 1, 2006 will be entitled to vote at the meeting. Whether or not you plan to attend the meeting, you are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You are invited to attend the meeting in person. If you do attend the meeting, you may withdraw your proxy and vote in person.

By order of the Board of Directors,

James M. Sack
Secretary and General Counsel

March 22, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
Election of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL THE FOREGOING NOMINEES AS DIRECTORS OF NVR.
Security Ownership of Certain Beneficial Owners and Management
SECTION 16( a ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Report of the Audit Committee
Compensation Committee Report On Executive Compensation
Executive Compensation
SUMMARY COMPENSATION TABLE
Stock Performance Graph
Approval of Independent Auditors (Proposal 2)
Shareholder Proposals
Other Matters
Appendix A
Appendix B
Appendix C

NVR, INC.
11700 Plaza America Drive
Suite 500
Reston, VA 20190

PROXY STATEMENT

This Proxy Statement, Proxy Card and the Annual Report for the year ended December 31, 2005 are being mailed on or about March 22, 2006 in connection with the solicitation on behalf of the Board of Directors of NVR, Inc., a Virginia corporation (“NVR” or the “Company”), of proxies for use at the Annual Meeting of Shareholders of NVR. The Annual Meeting will be held on Thursday, May 4, 2006, at NVR’s headquarters at 11700 Plaza America Dr., Suite 500, Reston, Virginia, 20190, at 11:30 A.M., Eastern Time, and at any and all postponements and adjournments thereof.

NVR bears the cost of proxy solicitation, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. NVR may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of NVR, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile transmission, internet or personally. NVR has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of approximately $4,000 plus out-of-pocket expenses.

All voting rights are vested exclusively in the holders of NVR’s common stock, par value $.01 per share (the “Common Stock”). Only shareholders of record as of the close of business on March 1, 2006 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. Shareholders include holders (the “Participants”) owning stock in NVR’s Profit Sharing Trust Plan and Employee Stock Ownership Plan (the “Plans”).

The accompanying proxy card should be used to instruct the person named as the proxy to vote the shareholder’s shares in accordance with the shareholder’s directions. The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly executed proxies will be voted FOR the election of those three persons designated hereinafter as nominees for Class I directors of NVR, FOR the ratification of KPMG LLP as NVR’s Independent Auditor for 2006, and in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.

With respect to the tabulation of proxies, for the election of directors and the ratification of the appointment of KPMG LLP as NVR’s independent auditor, abstentions and broker non-votes are counted for the purpose of establishing a quorum, but are not counted in the number of votes cast and will have no effect on the result of the vote.

Any shareholder may revoke his or her proxy at any time prior to its use by 1) filing with the Secretary of NVR, at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, written notice of revocation, 2) duly executing a proxy bearing a later date than the date of the previously duly executed proxy, or 3) by attending the Annual Meeting and voting in person. Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.

The proxy card also should be used by Participants to instruct the trustee of the Plans how to vote shares of Common Stock held on their behalf. The trustee is required under the applicable trust agreement to establish procedures to ensure that the instructions received from Participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the Participants’ free exercise of their voting rights. Proxy cards representing shares held by Participants must be returned to the tabulator by May 1, 2006 using the enclosed return envelope and should not be returned to NVR. If shares are owned through the Plans and the Participant does not submit voting instructions by May 1, 2006, the trustee of the Plans will vote such shares in the same proportion as the voting instructions received from the other Participants. Participants who wish to revoke a proxy card will need to contact the trustee and follow its instructions.

As of the Record Date, NVR had a total of 5,663,631 shares of Common Stock outstanding, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under NVR’s Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis.

Election of Directors
(Proposal 1)

NVR’s Board of Directors, or the “Board”, is divided into three classes, the classes being as equal in number as possible. At the 2006 Annual Meeting, the following persons constituting Class I of the directors have been nominated by the Board of Directors to be elected to hold office for a three year term and until their successors are duly elected and qualified:
C. Scott Bartlett, Jr.
Timothy M. Donahue
William A. Moran

NVR’s Restated Articles of Incorporation state that the number of directors of NVR will be no less than seven and no more than thirteen, as established from time to time by Board resolution. Currently, the Board has established the size of the Board as nine.

Mr. Bartlett and Mr. Moran are current directors standing for reelection. Mr. Donahue was appointed as a director on January 1, 2006 to fill a Board vacancy created by the death of J. Carter Bacot, and is standing for election by our shareholders for the first time. Mr. Schar, NVR’s Chairman, recommended Mr. Donahue to the Nominating Committee for consideration as a director. Each nominee has consented to serve as a director of NVR if elected. The Board of Directors has affirmatively determined that none of the Board of Directors’ proposed nominees have a material relationship with NVR that would interfere with the exercise of independent judgment, with the exception of Mr. Moran, who is the chairman of Elm Street Development, Inc, an entity from which NVR periodically purchases finished lots upon which to build homes (see the section captioned “Certain Transactions”). The Board does not contemplate that any of its proposed nominees listed above will become unavailable for any reason, but if any such unavailability should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board of Directors.

Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the votes cast by the shares entitled to vote in person or by proxy at the Annual Meeting is required for the election of each of the three nominees named above. Unless marked otherwise, proxies received will be voted for the election of each of the three nominees named above. Shareholders may withhold their votes from the entire slate of nominees or from any particular nominee by so indicating in the space provided on the attached proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL THE
FOREGOING NOMINEES AS DIRECTORS OF NVR.

Corporate Governance Principles and Board Matters

NVR is committed to having sound corporate governance principles and practices. Having and acting on that commitment is essential to running NVR’s business efficiently and to maintaining NVR’s integrity in the marketplace. NVR’s primary corporate governance documents, including its Corporate Governance Guidelines, Code of Ethics and all of the Board of Directors’ committee charters, are available to the public on NVR’s internet website at http://www.nvrinc.com.

Board Independence

The Board has affirmatively determined that all current directors of NVR, except Dwight C. Schar, NVR’s Chairman, and William A. Moran, an existing director whose term expires in the current year, have no material relationship with NVR, directly or indirectly, that would interfere with the exercise of independent judgment, and are “independent” within the meaning of the American Stock Exchange’s (“AMEX”) director independence standards.

Board Structure and Committee Composition

NVR’s Restated Articles of Incorporation state that the number of directors of NVR will be no less than seven and no more than thirteen. As of the date of this Proxy Statement, the Board has nine members.

Dwight C. Schar, NVR’s executive chairman, leads the Board, which meets at least quarterly. In addition, NVR’s Corporate Governance Guidelines requires that each year the Board name an independent lead director to chair meetings of NVR’s independent directors. The independent directors of the Board meet as a group at least annually. The independent lead director position rotates annually between the Audit, Compensation, Corporate Governance and Nominating Committee chairmen. During 2005, John M. Toups, the Chairman of the Compensation Committee, served as the independent lead director. Robert C. Butler, the Chairman of the Corporate Governance Committee, assumed the independent lead director role for the 2006 calendar year.

The Board has the following six committees: Audit, Compensation, Corporate Governance, Executive, Nominating, and Qualified Legal Compliance. Each committee, other than the Executive Committee, meets at least annually to review its Committee Charter. During 2005, the full Board of Directors and the Compensation Committee each met seven times, the Audit Committee met five times, the Nominating Committee met four times, the Corporate Governance Committee met twice, and the Qualified Legal Compliance Committee met once. The independent directors met once during 2005 in executive session without the presence of non-independent directors and management. The Executive Committee did not meet during 2005. All of the Board members attended all of the Board and their respective Committee meetings during 2005, and each then-standing director attended the last annual meeting of shareholders. The Board of Directors requires that all current Board members and all nominees for election to NVR’s Board of Directors put forth in NVR’s proxy statement by the Board attend the annual meeting of shareholders, unless personal circumstances affecting such Board member or director nominee make such attendance impracticable or inappropriate.

Board and Committee Compensation

The Audit Committee Chairman is paid an annual retainer equal to $36,000 per annum for serving as a director. All other non-employee Board members are paid a $26,000 annual retainer. Non-employee Board members are paid fees of $1,600 for each meeting attended during 2005. Incidental travel and out-of-pocket business expenses are reimbursed as incurred. Directors who are also officers of NVR receive no additional compensation for their services as directors.

On July 28, 2005, each non-employee director, except Timothy M. Donahue who was not a director as of that date, was issued stock options under the 1998 Directors’ Stock Option Plan (the “plan”) to purchase 1,100 shares of NVR common stock at an exercise price of $907.75 per share. On January 1, 2006, Timothy M. Donahue was issued stock options under the Plan to purchase 1,355 shares of NVR common stock at an exercise price of $702.00 per share. The exercise price of the grants to the directors was equal to the market value of the underlying stock on the date of the respective grants. The total fair value per grant as measured by the Black-Scholes option-pricing model was equal to approximately $500,000. The options vest in twenty-five percent increments in each of 2010, 2011, 2012 and 2013, and expire in July 2015, except Mr. Donahue’s options which expire in December 2015. None of the Options granted under the Stock Option Plan will become exercisable (other than in the case of a change in control) unless NVR satisfies a performance target based on growth in diluted earnings per share (the “EPS Target”). The EPS Target has been set at a level that reflects a growth rate in diluted earnings per share of ten percent (10%) per year for four years, based on our 2004 diluted earnings per share of $66.42. The aggregate EPS Target is $339.00 per share, measured in 2009 based on the sum of the actual diluted earnings per share results for the four annual periods ending December 31, 2005 through 2008. The diluted earnings per share for the EPS Target will be calculated based on generally accepted accounting principles in effect at the end of each of the respective four years. The EPS Target will not be adjusted for accounting rule changes that subsequently become effective.

Board Member Information

The following sets forth certain pertinent information with respect to the current directors of NVR, including the nominees listed above.

		Year First Elected or Appointed/
Name	Age	Term Expires

Dwight C. Schar(3*)	64	1993/2008
C. Scott Bartlett, Jr.(1) (4) (6)	73	1993/2006
Robert C. Butler(* *) (1) (4)(5*) (6)	75	2002/2008
Timothy M. Donahue(2) (4)	57	2006/2006
Manuel H. Johnson(1*) (2) (5) (6*)	57	1993/2007
William A. Moran(3)	59	1993/2006
David A. Preiser(2) (4*) (5)	49	1993/2007
George E. Slye(1) (3) (6)	75	1993/2008
John M. Toups(2*)(3) (5)	80	1993/2007

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Executive Committee

(4)	Member of Nominating Committee

(5)	Member of Corporate Governance Committee

(6)	Member of Qualified Legal Compliance Committee

(*)	Chairperson

(**)	Independent Lead Director

Dwight C. Schar has been Chairman of the Board since September 30, 1993. Mr. Schar served as the President and Chief Executive Officer of NVR from September 30, 1993 through June 30, 2005. Mr. Schar is also a director of Six Flags, Inc.

C. Scott Bartlett, Jr. has been a director of NVR since September 30, 1993. Mr. Bartlett retired as an Executive Vice President of National Westminster Bank USA, now Bank of America, Inc., in 1990. Mr. Bartlett is also a director of Abraxas Petroleum Corporation where he serves as the chairman of the audit committee and serves on the nominating committee.

Robert C. Butler has been a director since May 1, 2002. Prior to his retirement, Mr. Butler served as Senior Vice President and Chief Financial Officer of Celgene Corporation from 1996 through 1998. Previously, Mr. Butler served as Chief Financial Officer of International Paper Co. In addition, Mr. Butler was the Chairman of the Financial Accounting Standards Advisory Council from 1997 through 2001. Mr. Butler is a director of Studio One Networks, Inc. He also serves as chairman of The Montclair Foundation, a community foundation.

Timothy M. Donahue was appointed a director by the Board on January 1, 2006 to fill the vacancy created by the death of J. Carter Bacot. Mr. Donahue has been Executive Chairman of Sprint Nextel Corporation since August 2005. He previously served as president and chief executive officer of Nextel Communications, Inc. He began his career with Nextel in January 1996 as president and chief operating officer. Before joining Nextel, Mr. Donahue served as northeast regional president for AT&T Wireless Services operations from 1991 to 1996. Prior to that, he served as president for McCaw Cellular’s paging division in 1986 and was named McCaw’s president for the U.S. central region in 1989. He is also a director of Kodak and John Carroll University.

Manuel H. Johnson has been a director of NVR since September 30, 1993. Dr. Johnson has been co-chairman and senior partner in Johnson Smick International, Inc., an international financial policy-consulting firm, since 1990. From August 1, 1997 until December 2003, Dr. Johnson was the chairman of the Board of Trustees and president of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board. Also during 1997, Dr. Johnson was named a member of the Independence Standards Board (which was dissolved on

July 31, 2001), formed jointly by the Securities and Exchange Commission and the American Institute of Certified Public Accountants. Dr. Johnson is a founder and co-chairman of the Group of Seven Council, an international commission supporting economic cooperation among the major industrial nations. He is a director of Morgan Stanley Funds, Greenwich Capital Markets, Inc. and KFX, Inc.

William A. Moran has been a director of NVR since September 30, 1993. Mr. Moran has been the chairman of Elm Street Development, Inc. (“Elm Street”) since 1996. Mr. Moran is also a director and shareholder of Craftmark, Inc., a homebuilder in Virginia, Maryland, Pennsylvania and Delaware; Craftstar, Inc., which develops, invests in and periodically sells apartments, condominiums, single family homes and townhomes in Virginia and Maryland; and ESD, Inc.

David A. Preiser has been a director of NVR since September 30, 1993. Mr. Preiser has been a senior managing director and a member of the Board of Directors (now an advisory member) of the investment banking firm of Houlihan Lokey Howard & Zukin (“Houlihan Lokey”) since 2001. Prior to that date, Mr. Preiser was a managing director of Houlihan Lokey. Since January 1, 2005, Mr. Preiser has served as chairman of Houlihan Lokey Howard and Zukin — Europe, pursuant to which he leads Houlihan Lokey’s European investment banking activities. Additionally, Mr. Preiser continues to hold the position of managing partner of Sunrise Capital Partners L.P., a distressed private equity fund affiliated with Houlihan Lokey since 1998, the investment strategy of which is to invest in bankrupt companies and turn-around situations. From 1990, Mr. Preiser had been active in coordinating Houlihan Lokey’s real estate and financial restructuring activities as a managing director. Mr. Preiser is also a director of Jos. A Bank Clothiers, Inc.; Akrion, Inc.; Tremesis Energy Investment Company; Collective Licensing International, LLC; and AIT Holding Company, LLC.

George E. Slye has been a director of NVR since September 30, 1993. Mr. Slye has been the chief executive officer and owner of GESCOM, Inc., a real estate investment firm, since 1983. Mr. Slye was a co-founder and vice-chairman of Spaulding and Slye Colliers, a major real estate development company with offices in Boston and Washington, D.C. He has served as a trustee of Babson College and University Hospital of Boston and as a director of Manufacturers Advisor Corporation of Toronto. In addition, Mr. Slye was a two-term president of the Greater Boston Real Estate Board. Mr. Slye was previously a director of two real estate trusts owned by Travellers Insurance Company, which are now merged into other Travellers entities.

John M. Toups has been a director of NVR since September 30, 1993. Prior to his retirement, Mr. Toups held various management positions with Planning Research Corporation from 1970 through 1987, for which he was chief executive officer from 1978 to 1987 and chairman from 1982 to 1987. He is also a director of Halifax Corporation and GTSI, Inc.

Audit Committee

NVR has, and will continue to have, a separately-designated standing Audit Committee comprised of four members, each of whom satisfies the independence standards specified in Section 121A of the AMEX listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (“1934 Act”). All current members of the Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board has determined that Manuel H. Johnson, the current Audit Committee Chairman, qualifies as an audit committee financial expert as defined within Section 229-401(h) of the 1934 Act. This designation does not impose on Mr. Johnson any duties, obligations or liability that are any greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this Securities and Exchange Commission (“SEC”) requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

The Audit Committee operates pursuant to a charter adopted by the Board that is included herein as Appendix A and that is also available at http://www.nvrinc.com. As enumerated in the Charter, the Audit Committee was established to assist the Board’s oversight of (1) the integrity of NVR’s accounting and financial reporting processes, (2) NVR’s compliance with legal and regulatory requirements, (3) the independent external auditor’s qualifications and independence, and (4) the performance of NVR’s internal audit function and independent external auditors. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in

NVR’s proxy statement; annually reviews the Audit Committee Charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of NVR’s independent external auditors; and maintains written procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters. The Audit Committee has the authority and available funding to engage any independent legal counsel and any accounting or other expert advisors, as the Audit Committee deems necessary to carry out its duties.

Compensation Committee

NVR has a separately-designated standing Compensation Committee comprised of four members, each of whom satisfies the independence standards specified in Section 121A of the AMEX listing standards. The Compensation Committee operates pursuant to a charter adopted by the Board that is available at http://www.nvrinc.com.

Among other things, the Compensation Committee (1) determines the compensation of the Chairman and the Chief Executive Officer and, based in part on the recommendation of the Chairman and the Chief Executive Officer (“CEO”), of all other executive officers of NVR; (2) periodically reviews and makes recommendations to the Board with respect to the compensation of directors; (3) administers and interprets incentive compensation and stock option plans for employees of NVR; (4) prepares a report on executive compensation for inclusion in NVR’s annual meeting proxy statement in accordance with applicable rules and regulations of the SEC; (5) makes recommendations to the Board about succession planning for the CEO, and in conjunction with the CEO, also considers succession planning for other key positions within NVR; and (6) annually reviews the Compensation Committee Charter and the Compensation Committee’s performance. The Compensation Committee also has the sole authority and appropriate funding to obtain advice and assistance from compensation consultants, and internal or outside legal, accounting or other advisors it determines necessary to carry out its duties.

Nominating Committee

NVR has a separately-designated standing Nominating Committee comprised of four members, each of whom satisfies the independence standards specified in Section 121A of the AMEX listing standards. The Nominating Committee operates pursuant to a charter adopted by the Board that is available at http://www.nvrinc.com.

Among other things, the Nominating Committee (1) identifies individuals qualified to become Board members; (2) recommends that the Board select the director nominees for the next annual meeting of shareholders; (3) recommends to the Board names of individuals to fill any vacancies on the Board that arise between annual meetings of shareholders; (4) considers from time to time the Board committee structure and makeup; and (5) annually reviews the Nominating Committee Charter and the Nominating Committee’s performance. The Nominating Committee also has the sole authority and appropriate funding to obtain advice and assistance from executive search firms, and internal or outside legal, accounting or other advisors it determines necessary to carry out its duties.

Attached as Appendix B are NVR’s Policies and Procedures for the Consideration of Board of Directors Candidates, including nominations submitted by NVR’s security holders. Pursuant to Board authorization, NVR made certain administrative changes to those procedures during 2005.

Corporate Governance Committee

NVR has a separately-designated standing Corporate Governance Committee comprised of four members, each of whom satisfies the independence standards specified in Section 121A of the AMEX listing standards. The Corporate Governance Committee operates pursuant to a charter adopted by the Board that is available at http://www.nvrinc.com. NVR’s Corporate Governance Guidelines are also available at http://www.nvrinc.com.

Among other things, the Corporate Governance Committee (1) develops and recommends to the Board a set of corporate governance principles; (2) annually reviews and assesses the adequacy of NVR’s Corporate Governance Guidelines, including ensuring that they reflect best practices where appropriate; and (3) annually reviews the Corporate Governance Committee Charter and the Corporate Governance Committee’s performance. The

Corporate Governance Committee must obtain Board approval for funding to obtain advice and assistance from internal or outside legal, accounting or other advisors it determines necessary to carry out its duties.

Qualified Legal Compliance Committee

The Qualified Legal Compliance Committee (“QLCC”) is a separately-designated standing committee, currently consisting of all of the members of NVR’s Audit Committee, that was established to assist the Board in fulfilling its responsibilities relating to oversight of legal compliance by NVR and Company personnel and to meet the requirements for a qualified legal compliance committee under Part 205 of the rules of the SEC (the “Part 205 Rules”). The composition of the QLCC is intended to comply with all independence requirements under the Part 205 Rules. The QLCC operates pursuant to a charter adopted by the Board that is available at http://www.nvrinc.com. The QLCC annually reviews the QLCC Charter and the QLCC’s performance.

The QLCC has adopted written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation of securities laws or material breach of fiduciary duty or similar material violation by NVR, its directors, officers, employees or agents (“Material Violation”) under the Part 205 Rules, and has the authority and responsibility (1) to inform NVR’s chief legal officer (“CLO”), CEO and chief financial officer (“CFO”) of any report of evidence of a Material Violation; (2) to determine whether an investigation is necessary regarding any report of evidence of a Material Violation and; (3) if the QLCC determines an investigation is necessary or appropriate, initiate such investigation; (4) to obtain a written report from the CLO or outside counsel conducting any such investigation at the investigation’s conclusion; (5) recommend, by majority vote, that NVR implement an appropriate response to evidence of a Material Violation and inform the Board, CEO, CLO and CFO of the results of any such investigation and the appropriate remedial measures to be adopted; and (6) acting by majority vote, to take all other appropriate action, including the authority to notify the SEC in the event that NVR fails in any material respect to implement an appropriate response that the QLCC has recommended NVR to take. The QLCC has the authority and available funding to engage any independent legal counsel, accounting or other expert advisors as the QLCC deems necessary to carry out its duties.

Executive Committee

The Executive Committee was established pursuant to NVR’s Bylaws to have such powers, authority and responsibilities as may be determined by a majority of the entire Board of Directors. The Executive Committee has never met, nor has the Board ever delegated any powers, authority or responsibilities to the Executive Committee. NVR’s Board of Directors intends to continue the practice of considering corporate matters outside the scope of NVR’s other existing committees at the full Board level.

Security Holder Communications with the Board of Directors

See the Policies and Procedures Regarding Security Holder Communications with the NVR, Inc. Board of Directors attached as Appendix C herein, which are also available at http://www.nvrinc.com.

Security Ownership of Certain Beneficial Owners and Management

The following tables sets forth certain information as to the beneficial ownership of Common Stock by each person known by NVR to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated and each director, director nominee and executive officer and by all directors and executive officers as a group as of March 1, 2006. Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

Certain Beneficial Owners

Name and Address of Holder	Number of Shares(1)	Percent of Class

Barclays Global Investors, N.A.	926,066	16.4%
45 Fremont Street
San Francisco, CA 94105
Putnam, LLC	653,764	11.5%
One Post Office Square
Boston, MA 02109

(1)	Based solely upon information contained within Schedule 13G’s filed by such entities dated January 26, 2006 and February 10, 2006 respectively.

Directors and Management

Name	Number of Shares		Percent of Class

Dwight C. Schar	478,400	(1)	8.4%
C. Scott Bartlett, Jr.	9,400	(2)	*
Robert C. Butler	300		*
Timothy M. Donahue	200		*
Manuel H. Johnson	32,965	(3)	*
William A. Moran	20,500	(4)	*
David A. Preiser	4,050	(4)	*
George E. Slye	3,125		*
John M. Toups	14,468	(5)	*
William J. Inman	126,386	(6)	2.2%
Paul C. Saville	275,229	(7)	4.8%
Dennis M. Seremet	66,447	(8)	1.2%
Robert W. Henley	3,742	(9)	*

All directors, director nominees and executive officers as a group (13 persons)	1,035,212		17.8%

*	Less than 1%.

(1)	Includes 3,209 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 242,950 vested shares held in a Deferred Compensation Rabbi Trust and 31,714 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.

(2)	Includes 7,875 vested options issued under the 1998 Directors’ Long Term Stock Option Plan and 1,025 shares owned by his wife.

(3)	Includes 10,000 vested options issued under the 1996 Directors’ Long Term Stock Option Plan, 12,500 vested options issued under the 1998 Directors’ Long Term Stock Option Plan and 65 shares owned by his son.

(4)	Includes 3,125 vested options issued under the 1998 Directors’ Long Term Stock Option Plan.

(5)	Includes 12,500 vested options issued under the 1998 Directors’ Long Term Stock Option Plan and 43 shares owned by his wife.

(6)	Includes 6,667 vested options issued under the 1998 Management Long Term Stock Option Plan, 86,384 vested shares held in a Deferred Compensation Rabbi Trust and 3,117 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust.

(7)	Includes 87,500 vested options issued under the 1998 Management Long Term Stock Option Plan, 3,209 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 4,150 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan, 60,000 shares held in a family LLC, 105,883 vested shares held in a Deferred Compensation Rabbi Trust and 2,000 shares owned by his children.

(8)	Includes 20,000 vested options issued under the 1998 Management Long Term Stock Option Plan, 3,065 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 1,905 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan, 40,527 vested shares held in a Deferred Compensation Rabbi Trust and 600 shares owned by his children.

(9)	Includes 2,500 vested options issued under the 1996 Management Long Term Stock Option Plan, 1,076 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 166 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires NVR’s directors and executive officers and persons who own more than 10% of NVR’s Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the AMEX. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish NVR with copies of all such forms filed. To NVR’s knowledge, based solely on a review of the copies of such reports furnished to NVR during 2005 and written representations that no other reports were required, all directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

Report of the Audit Committee

NVR’s Audit Committee is solely comprised of independent directors, as defined in the applicable AMEX and SEC rules, and operates pursuant to a charter adopted by the Board. As described more fully in the Charter (attached as Appendix A to the Proxy Statement), the Audit Committee has been established to assist the Board’s oversight of (1) the integrity of NVR’s accounting and financial reporting processes, including the internal controls over financial reporting, (2) NVR’s compliance with legal and regulatory requirements, (3) the independent external auditor’s qualifications and independence, and (4) the performance of NVR’s internal audit function and independent external auditors. The Audit Committee has the sole legal authority to select, compensate, evaluate, and where applicable, to replace NVR’s independent auditor. The Audit Committee also has the authority and necessary funding available to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

NVR’s management has primary responsibility for preparing NVR’s financial statements and establishing financial reporting systems and internal controls. NVR management also has the responsibility of reporting on the effectiveness of NVR’s internal controls over financial reporting. NVR’s independent external auditor, KPMG LLP, is responsible for expressing opinions on the conformity of NVR’s audited financial statements with accounting principles generally accepted in the United States of America and on management’s report on the effectiveness of its internal control over financial reporting. In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements and managements’ assessment of the effectiveness of NVR’s internal controls over financial reporting with NVR’s management, and reviewed and discussed KPMG LLP’s audit opinions with KPMG LLP;

2. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61 (Codification of Statements on Auditing Standards, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and SEC rules discussed in Final Releases 33-8183 and 33-8183a;

3. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committee”), and has discussed with KPMG LLP their independence; and

4. Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in NVR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

The undersigned, constituting all of the members of the Audit Committee, have submitted this report to the Board of Directors.

Manuel H. Johnson (Chairman), C. Scott Bartlett, Jr., Robert C. Butler, and George E. Slye

THE FOLLOWING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

Compensation Committee Report On Executive Compensation

The Compensation Committee (the “Committee”) administers NVR’s executive compensation program. In this regard, the role of the Committee is to oversee our compensation plans and policies, annually review and approve all executive officer compensation decisions, and administer NVR’s stock option plans (including approving stock option grants to executive officers). The Committee’s Charter reflects these various duties and responsibilities, among others. The Committee is composed solely of independent directors.

General Compensation Philosophy

General

The Committee’s philosophy regarding executive compensation is to provide a total compensation program for executive officers that is competitive with the compensation packages of other companies in the homebuilding and mortgage banking businesses, and which includes pay-for-performance based compensation that effectively aligns the interests of management with those of NVR’s shareholders. NVR’s executive officer compensation package consists of base salary, annual incentive compensation and long-term incentives consisting of non-qualified, fixed-price stock options issued at fair value on the date of grant. The total compensation package is structured to effectively achieve the mutually beneficial goals of retaining experienced senior executives and aligning senior executive compensation with the creation of long-term shareholder value.

Base Salary

The Committee sets the executive officers’ base salaries after considering comparable industry salaries for similar positions, and reviewing individual performance of the executive officers’ duties in their respective areas of responsibilities.

Annual Incentive

The annual incentive portion of the total compensation package is designed to focus the executive officers on the attainment of annual goals necessary to achieve NVR’s rolling five-year business plan. NVR’s entire management group participates in the annual incentive plan. Payouts under this cash-based, pay-for-performance plan are predicated upon the achievement of actual financial targets that meet or exceed the annual business plan approved by the Board.

Long-Term Incentives — Fixed Price Stock Options

The potential single largest component of this total compensation package is realized through the grant of fixed-price stock options, in which most of NVR’s management group participates. The Committee believes that the use of stock options is the best “performance-based” equity vehicle for NVR with its continued focus on growth in earnings per share, accomplished through both net income growth and the efficient use of capital. It is the Committee’s intent that the executive officers only be rewarded when NVR’s shareholders realize long-term growth in the price appreciation of NVR stock. Unless NVR’s financial performance over the long-term period drives an increase in NVR’s stock price, the options granted provide little or no value to the employee, and if the price of the stock falls below the price at the grant date, the stock option provides no value. Conversely, the Committee does not believe that restricted stock plans meet its compensation philosophy because restricted stock plans provide value to an employee regardless of a company’s performance, having value to an employee even if the stock price drops from the date of grant (unless the stock price falls to $0).

The Committee structures stock option plans to vest over a long-term period. None of NVR’s four most recently approved equity plans had options scheduled to vest within the first four and one-half year period from the grant date. The average length of time for full vesting under these plans is over seven and one half years from the date of grant.

Following is a summary of the material terms of the four most recently approved stock option plans:

Term Description	1996 Plan	1998 Plan	2000 Plan	2005 Plan

Exercise price	Market value on	Market value on	Market value on	Market value on
	date of grant	date of grant	date of grant	date of grant
Repricing requires	No	Yes	Yes	Yes
shareholder approval
Date options were granted to executive	May 30, 1996	May 26, 1999	May 3, 2001	May 26, 2005
officers
Vesting Determination	Continued employment at	Continued employment at	Continued employment at	Attainment of EPS Target (defined
	vesting dates	vesting dates	vesting dates	below), then continued employment at vesting dates
Vesting period for	One-third on each of	One-third on each	One-quarter on each	One-quarter on each
executive officers	December 31, 2000,	of December 31,	of December 31,	of December 31,
	2001 and 2002	2003, 2004 and	2006, 2007, 2008	2010, 2011, 2012,
		2005	and 2009	and 2013
Period from grant	Six years and	Six years and seven	Eight years and	Eight years and
date to full vesting	seven months	months	eight months	seven months

The above chart illustrates the evolutionary nature of the Committee’s equity compensation philosophy. All plans implemented after the 1996 Plan require shareholder approval to reprice options. This feature was added after NVR independently recognized the importance of shareholder-controlled repricing, and years before the AMEX’s amended listing rules took effect in 2003 mandating shareholder approval to reprice options (no options granted under the 1996 Plan have ever been repriced). For the 2000 and 2005 Plans, the period from grant date to full vesting was increased by more than two years to almost nine years from the original grant date. For the 2005 Plan, all options granted are also subject to significant vesting conditions (both performance and time-related). No option granted under the 2005 Plan will become exercisable unless a performance target based on growth in diluted earnings per share (the “EPS Target”) is met. The EPS Target has been set at a level that reflects a growth rate in diluted earnings per share of ten percent (10%) per year for four years, based on our 2004 diluted earnings per share of $66.42. The aggregate EPS Target is $339.00 per share, measured in 2009 based on the sum of the actual diluted earnings per share results for the four annual periods ending December 31, 2005 through 2008. The second vesting condition for the 2005 Plan is that the options will not commence vesting until 2010, with the first twenty-five percent (25%) installment vesting on December 31, 2010 and the subsequent installments vesting on December 31, 2011, 2012, and 2013. NVR has consistently sought improvements in its equity compensation plans to ensure that the majority of the executive officer’s potential compensation was effectively aligned with NVR’s shareholders.

The Committee recognizes that stock market gains can occur from general market increases. However, the Committee believes that NVR’s attainment of its long-term goals (i.e., consistent net income growth and efficiently employing capital to maintain consistently high rates of return on capital and equity) has been the principal driver of NVR’s overall stock price performance as indicated in the section captioned “Stock Performance Graph.”

NVR’s fixed-price option programs also aid in achieving one of our key strategic goals of maintaining a loyal and experienced management team through low turnover. Each option agreement signed by an employee contains a non-competition agreement, which NVR has actively enforced when necessary. The tenure and experience of our management team has been a key factor in the consistent net income growth and high rates of return on capital and equity that NVR has achieved.

Stock Holding Requirements

To complete the linkage between the interests of key NVR employees and the shareholders, the Board has established and adopted guidelines that require the members of the Board of Directors, the Chairman, the CEO, and other executive officers and certain members of senior management (“Management”) to acquire and continuously hold a specified minimum level of Common Stock (the “Guidelines”). Under the Guidelines, (i) Board members must acquire and hold Common Stock with a total fair market value equal to five times the annual board retainer fee, and (ii) Management must acquire and hold Common Stock with a total fair market value ranging from one to eight times their annual base salaries, with the Chairman and the CEO each required to acquire and hold Common Stock with a fair market value equal to at least eight times their annual base salary. The Board believes that the imposition of a long-term holding requirement for the Board of Directors and Management provides for additional incentive to enhance shareholder value by linking the interests of those parties directly to those of the shareholders. Board members must satisfy the holding requirement within three years of first becoming subject to the Guidelines, and at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years. Any member of Senior Management that does not meet the requirement must retain fifty percent of the net Common Stock received from option exercises until the respective holding requirement is attained. Net Common Stock received is defined as the common stock received after the payment of the option price and the taxes withheld related to the option exercise. All Board members and employees subject to the Guidelines currently are in compliance with the Guidelines.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless such compensation qualifies as “performance-based compensation” which, among other things, requires approval by NVR’s stockholders. The Committee strives whenever possible to structure compensation plans such that they are tax deductible by NVR. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible.

To minimize the non-deductibility of executive compensation expense due to the limitations of Section 162(m) and still maintain the ability to competitively compensate NVR’s executive officers, NVR established a deferred compensation plan (“Deferred Comp Plan”). The specific purpose of the Deferred Comp Plan is two-fold: i) it establishes a vehicle whereby executive officers may defer the receipt of compensation that otherwise would be nondeductible for tax purposes into a period where NVR would realize a tax deduction for the amounts paid and ii) it allows members of management subject to the NVR stock holding requirement to acquire shares of NVR stock on a pre-tax basis to more quickly meet the required level of holdings. Unless otherwise mandated by a specific compensation plan, the deferral of any earned compensation was solely at the election of the executive officer. Amounts deferred into the Deferred Comp Plan are invested in a fixed number of shares of NVR common stock, which are purchased on the open market at fair market value. The shares of NVR common stock are distributed to the executive officer upon expiration of the deferral period.

Base Salary

The Committee reviews the base salary levels for the executive officers annually. Executive officer salaries are generally established around or higher than the average market rate of other companies of comparable size, particularly major homebuilding and residential mortgage companies, some of which are companies included in the Dow/Home Construction Index. In addition, consideration is given to individual experience as well as individual performance and the performance of those operations for which the executive is responsible. All of the named executive officers’ 2006 base salaries were increased over their 2005 base salaries, with the exception of Mr. Schar, who requested and received a $500,000 reduction to his base salary to reflect his relinquishment of the CEO role to Mr. Saville.

Personal Benefits

NVR’s executive officers are entitled to and eligible only for the same fringe benefits for which all NVR employees are eligible. NVR does not have programs in place to provide personal perquisites for any employee. NVR’s healthcare and other insurance programs are the same for all eligible employees, including executive officers. The Board’s annual discretionary contribution to the NVR ESOP plan, expressed as a percentage of eligible wages, and the NVR 401(k) matching contribution, are also the same for all eligible employees, subject to all applicable IRS contribution limits and formulas for plans of these types. Further, NVR does not offer a Supplemental Executive Retirement Plan to any of its employees.

Mr. Schar, Mr. Saville, Mr. Inman and Mr. Seremet have employment agreements that provide for the payment of severance benefits in limited circumstances of up to one or two times their then annual salaries. None of the employment agreements provide for post-termination consulting arrangements. These employment agreements are more fully described in the section captioned “Employment Arrangements.”

Annual Incentive Compensation

All of the executive officers participate in NVR’s annual incentive compensation plan. The executive officers have a maximum potential payout, which is limited to 100% of their base salary. The capped feature of the potential payout generally results in the annual incentive opportunity being less than the average available for executive officers at other major homebuilders.

The annual incentive award is based on actual financial results compared to the business plan approved by the Board of Directors. At the beginning of each year, financial targets that are tied to NVR’s annual business plan are established by the Committee. These annual objectives are consistent with the current year’s portion of NVR’s five-year business plan. An executive officer begins to earn the annual incentive award once the financial targets are at least 70% attained. The full amount of the annual incentive award is earned ratably from 70% up to 100% of the financial target attainment. The executive officers can earn no more than 100% of their base salary as an incentive award, which is earned once 100% of the financial targets are attained. Thus, attainment of greater than 100% of the financial target has no impact on the amount of the incentive award earned.

With respect to the annual incentive plan, the financial targets used for the mortgage banking operation are pre-tax profit (before annual incentive expense and certain corporate cost allocations) and return on invested capital. The financial targets used for the homebuilding operation are profit before tax and annual incentive, but after a charge for the cost of capital, and return on assets. The financial target for corporate executives is predicated upon NVR, Inc. consolidated pre-tax profit (before consolidated annual incentive and stock-based compensation expense but after all other charges). For 2005, Mr. Schar, Mr. Saville, Mr. Seremet and Mr. Henley exceeded their financial objectives and received the maximum incentive award (100% of base salary). Mr. Inman earned approximately 84% of his maximum incentive award.

Long-Term Compensation

NVR’s long-term incentive program currently consists of fixed-price stock options and is designed to incent the executive officers on NVR’s long-term goals and link the interests of executive officers to those of the shareholders. Awards under the long-term incentive programs also strongly encourage the retention of key executive personnel. Retention of a loyal and experienced management team has been and continues to be a key component of NVR’s business strategy. In support of these objectives, NVR’s executive officers have historically participated in long-term, stock-based and cash-based incentive programs and non-qualified stock option plans.

During 2005, the executive officers were granted stock options under the 2005 Stock Option Plan adopted by NVR’s Board of Directors and approved by our shareholders. As noted above, the stock options granted under the 2005 Plan are subject to the attainment of a four-year EPS Target or they terminate immediately. If the EPS Target is attained, the options vest in twenty-five percent increments in each of 2010, 2011, 2012 and 2013, contingent on continued employment.

In 2003, the Committee discontinued the High Performance Plan (“HP Plan”), a long-term cash incentive plan with discrete three-year measurement periods, because the Committee determined that the compensation benefits available through base salary, annual incentive and stock option plans were adequate to meet NVR’s compensation objectives relative to executive officers. NVR’s practice for the last two years of the HP Plan had been to require executive officers to defer any earned amounts into the Deferred Comp Plan until separation of service with NVR. NVR funded the amounts mandatorily deferred and the funded amounts were invested into a fixed number of shares of NVR common stock at then current market prices. The shares will be distributed to the executive officer upon separation of service. This practice effectively increased the stock holding requirements for executive officers, and places the earned compensation at risk for a period greater than the measurement period under which the compensation was earned. All shares held by the Deferred Comp Plan pursuant to the HP Plan mandatory deferral are now vested, and are included in the preceding beneficial ownership table.

Chairman of the Board and Chief Executive Officer Compensation

Mr. Dwight C. Schar has served as Chairman of the Board, President and Chief Executive Officer of NVR from its inception through June 30, 2005. Effective July 1, 2005, the roles of Chairman of the Board and Chief Executive Officer were separated. From that time forth, Mr. Schar continued to serve as Chairman of the Board and Paul C. Saville, formerly NVR’s Chief Financial Officer, was named President and Chief Executive Officer. The compensation program for the Chairman and the CEO follows the overall general compensation philosophy discussed above, and is linked to the long-term strategic and financial goals of NVR while encouraging the creation of shareholder value. A significant amount of both the Chairman’s and the CEO’s compensation is tied to NVR’s performance and is at risk, in the form of annual incentive compensation, deferred long-term cash incentive compensation (which is invested in shares of NVR common Stock) and stock options. Through 2005, Mr. Schar’s and Mr. Saville’s long-term incentive compensation opportunities were mainly dependent upon NVR attaining consistent annual growth in earnings per share. The Committee believes that earnings per share-structured compensation incent the Chairman and the CEO to grow NVR’s operations while maintaining an efficient capital structure. The Committee believes the compensation program for both of these executives is consistent with NVR’s philosophy for compensating executive officers and encourages long-term shareholder value.

Mr. Schar’s salary remained the same after July 1, 2005, as he transitioned certain responsibilities to Mr. Saville. At Mr. Schar’s request to reflect the change in his duties, the Committee reduced his annual base salary by $500,000 effective January 1, 2006, with a corresponding reduction in Mr. Schar’s 2006 bonus opportunity. In establishing Mr. Saville’s base salary as CEO, the Committee considered his past performance, future responsibilities upon completion of the transition period, and industry comparatives.

Mr. Schar and Mr. Saville’s 2005 annual incentive compensation award was based on predetermined pre-tax profit objectives tied to NVR’s business plan, and was approved by the Board of Directors. As previously noted, for 2005, the pre-tax profit objectives for NVR were exceeded and both the Chairman and the CEO received the maximum award of 100% of their respective base salaries.

The undersigned, constituting all of the members of the Compensation Committee during 2005, have submitted this Report to the Board of Directors.

John M. Toups (Chairman), Manuel H. Johnson, David A. Preiser, and George E. Slye

Executive Compensation

Shown below is certain information concerning all of the compensation for services in all capacities to NVR for the years ended December 31, 2005, 2004 and 2003 of those persons who were, at December 31, 2005, (i) the Chief Executive Officer, and (ii) the four other executive officers of NVR.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and			Incentive	Other Annual	Stock	LTIP	All Other
Principal Position	Year	Salary	Compensation(1)	Compensation	Options(2)	Payouts	Compensation(3)

Dwight C. Schar	2005	$2,000,000	$2,000,000	$—	25,000	$—	$11,000
Chairman of the	2004	1,700,000	1,700,000	—	—	—	10,500
Board(4)	2003	1,620,000	1,620,000	—	—	—	10,500
Paul C. Saville	2005	$600,000	$600,000	$—	25,000	$—	$11,000
Chief Executive Officer	2004	470,000	470,000	—	—	—	10,500
and President(4)	2003	450,000	450,000	—	—	—	10,500
William J. Inman	2005	$390,000	$327,768	$—	10,000	$—	$10,500
President of NVR	2004	375,000	169,707	—	—	—	10,000
Mortgage Finance, Inc.	2003	360,000	360,000	—	—	—	10,000
Dennis M. Seremet	2005	$350,000	$350,000	$—	11,835	$—	$11,000
Chief Financial Officer	2004	235,000	235,000	—	—	—	10,500
and Treasurer(4)	2003	225,000	225,000	—	—	—	10,500
Robert W. Henley	2005	$157,700	$123,030	$—	2,835	$—	$10,500
Vice President and
Controller(4)

(1)	Incentive compensation is reflected in the year earned. All incentive compensation earned for the periods presented was paid in March of the subsequent calendar year, with the exception of Messrs. Schar and Saville who elected to defer receipt of their respective 2005 payments pursuant to the Deferred Compensation Plan.

(2)	If the EPS Target is met, 25% of the options issued from the 2005 Stock Option Plan vest on each of December 31, 2010, 2011, 2012 and 2013 with vesting contingent upon continued employment. The options expire immediately if the EPS Target is not attained (see the section above captioned Compensation Committee Report on Executive Compensation for a more detailed description of the 2005 Stock Option Plan and the EPS Target). See the following table captioned Option Grants in 2005 for further information.

(3)	Amount contributed to the Employee Stock Ownership Plan for the respective plan years.

(4)	Effective July 1, 2005, NVR affected changes to its executive officer roles. Mr. Schar remained the Company’s Chairman, but ceded the Chief Executive Officer role to Mr. Saville, formerly NVR’s Chief Financial Officer. Mr. Seremet, formerly NVR’s Controller, was named the Chief Financial Officer. Mr. Henley, who was not previously an executive officer, was named the Controller to succeed Mr. Seremet. Because Mr. Henley was not an executive officer prior to July 1, 2005, only 2005 compensation is reported.

Stock Option Grants, Exercises and Year-End Values

STOCK OPTION GRANTS IN 2005

		Percent of
		Total Options
		Granted to	Option
	Stock	Employees	Exercise		Potential Realizable Value
	Options	for the	Price	Expiration	Using the Black-Scholes Option
Name	Granted (#)	Fiscal Year	($/Share)	Date	Pricing Model(1)

Dwight C. Schar	25,000	6.0%	$737.00	05/25/15	$9,071,250	(2)
Paul C. Saville	25,000	6.0%	737.00	05/25/15	9,071,250	(2)
William J. Inman	10,000	2.4%	737.00	05/25/15	3,628,500	(2)
Dennis M. Seremet	10,000	2.4%	737.00	05/25/15	3,628,500	(2)
Dennis M. Seremet	1,835	0.4%	810.00	06/30/15	737,321	(3)
Robert W. Henley	1,000	0.2%	737.00	05/25/15	362,850	(2)
Robert W. Henley	1,835	0.4%	810.00	06/30/15	737,321	(3)

(1)	The exercise price of the grants was equal to the market value of the underlying stock on the date of the respective grants. The options vest in twenty-five percent increments in each of 2010, 2011, 2012 and 2013 if the EPS Target is achieved and contingent on continued employment. None of the options granted under the Stock Option Plan will become exercisable (other than in the case of a change in control) unless NVR satisfies a performance target based on growth in diluted earnings per share (the “EPS Target”). The EPS Target is set at a level that reflects a growth rate in diluted earnings per share of ten percent (10%) per year for four years, based on our 2004 diluted earnings per share of $66.42. The aggregate EPS Target is $339.00 per share, measured in 2009 based on the sum of the actual diluted earnings per share results for the four annual periods ending December 31, 2005 through 2008. The diluted earnings per share for the EPS Target will be calculated based on generally accepted accounting principles in effect at the end of each of the respective four years. The EPS Target will not be adjusted for accounting rule changes that subsequently become effective.

(2)	The fair value per share was calculated under the following assumptions: i) the tranche-weighted estimated option life is equal to 8.8 years, ii) the risk free interest rate was 4.0% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 34%, and iv) the estimated dividend yield is equal to 0%.

(3)	The fair value per share was calculated under the following assumptions: i) the tranche-weighted estimated option life is equal to 8.8 years, ii) the risk free interest rate was 4.1% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 34%, and iv) the estimated dividend yield is equal to 0%.

AGGREGATED STOCK OPTION EXERCISES IN 2005 AND YEAR-END STOCK OPTION VALUES

			Number of Unexercised Stock		Value of Unexercised In-the-
	Shares Acquired on		Options at Year-End		Money Options at Year-End
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Dwight C. Schar	83,333	$61,281,005	83,333	425,000	$54,531,032	$205,200,000
Paul C. Saville	24,300	19,019,903	89,200	175,000	58,433,150	76,950,000
William J. Inman	16,666	12,192,950	16,667	60,000	10,906,468	25,650,000
Dennis M. Seremet	—	—	20,000	61,835	13,087,500	25,650,000
Robert W. Henley	2,500	1,718,350	2,500	9,835	1,491,350	3,591,000

Compensation Committee Interlocks and Insider Participation

During 2005, the compensation committee was comprised of Mr. Toups, Mr. Slye, Mr. Johnson, and Mr. Preiser, all of who are independent directors of NVR. No executive officer of NVR served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of NVR’s Board or the NVR Board’s Compensation Committee; accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2005.

Certain Transactions

During the year ended December 31, 2005, NVR entered into forward lot purchase agreements to purchase finished building lots for a total purchase price of approximately $41,000,000 with Elm Street Development, Inc., which is controlled by Mr. Moran. These transactions were approved by a majority of the independent members of the Board of Directors, and the finished lots under these transactions are expected to be purchased over the next three years at market prices. During 2005, NVR purchased 182 developed lots at market prices from Elm Street for approximately $29,000,000.

NVR periodically leases, at market rates, an airplane owned by Mr. Schar for business-related company travel when the use of the airplane lends itself to business travel efficiencies. NVR’s independent directors annually review these expenditures. During 2005, NVR paid approximately $323,000 for business-related use of the airplane.

During 2005, NVR entered into various marketing and promotional arrangements with certain entities controlled by or affiliated with the Washington Redskins National Football League franchise (the “Redskins”). Mr. Schar is a minority owner of the Redskins. NVR’s independent directors approved each of these arrangements. In total, NVR incurred or committed to incur approximately $960,000 under these marketing and promotional arrangements.

Employment Arrangements

On July 1, 2005, NVR entered into an employment agreement with Mr. Schar to serve as Chairman of the Board. The agreement continues through January 1, 2011 (unless extended by both parties), and provides for an annual minimum base salary of $2,000,000 and an annual bonus of up to 100% of base salary. Mr. Schar voluntarily sought a 25% reduction in his base salary, which effective January 1, 2006, was reduced to $1,500,000. If Mr. Schar’s employment terminates due to death or disability (in each case as defined in his employment agreement), he would be entitled to receive his then annual base salary and accrued annual bonus for the period ending on the last calendar day of the second calendar month following the month in which the death or disability occurred. In the event that Mr. Schar’s employment terminates pursuant to retirement (essentially a voluntary termination after attaining age 65), he would be entitled to receive in twelve monthly installments an amount equal to 100% of his then annual base salary. In the event that Mr. Schar is terminated without cause, as defined in the employment agreement, including in connection with or within one year after a change in control of NVR, prior to January 1, 2011, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his then annual base salary. In the event that Mr. Schar voluntarily terminates his employment, including (under certain circumstances) a voluntary termination upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer, or is terminated for “cause”, as described below, he would not be entitled to receive any severance payments. Mr. Schar agreed that he would not compete with NVR during the term of his employment and for two years thereafter if termination is voluntary, due to retirement, for cause, or without cause. Mr. Schar is not subject to a post termination non-compete clause if he voluntarily terminates his employment pursuant to a change of control or the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer. Pursuant to Mr. Schar’s employment agreement, he must acquire and hold at all times NVR common stock with a total fair market value equal to eight times his annual base salary.

On July 1, 2005, NVR entered into an employment agreement with Mr. Saville to serve as the President and Chief Executive Officer. The agreement continues through January 1, 2011 (unless extended by both parties), and provides for an annual minimum base salary of $650,000 and an annual bonus of up to 100% of base salary. Mr. Saville’s base salary, effective January 1, 2006, was increased to $800,000. If Mr. Saville’s employment terminates due to death or disability (in each case, as defined within his employment agreement), he would be entitled to receive his then annual base salary and accrued annual bonus for the period ending on the last calendar day of the second calendar month following the month in which the death or disability occurred. In the event that Mr. Saville’s employment terminates pursuant to retirement (essentially a voluntary termination after attaining age 65), he would be entitled to receive in twelve monthly installments an amount equal to 100% of his then annual base salary. In the event that Mr. Saville is terminated without cause, as defined in the employment agreement, including in connection with or within one year after a change in control of NVR, prior to January 1, 2011, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his then annual base salary. In the event that Mr. Saville voluntarily terminates his employment, including (under certain circumstances) a voluntary termination upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer, or is terminated for “cause”, as described below, he would not be entitled to receive any severance payments. Mr. Saville agreed that he would not compete with NVR during the term of his employment and for two years thereafter if termination is voluntary, due to retirement, for cause, or without cause. Mr. Saville is not subject to a post termination non-compete clause if he voluntarily terminates his employment pursuant to a change of control or the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer. Pursuant to Mr. Saville’s employment agreement, he must acquire and hold at all times NVR common stock with a total fair market value equal to eight times his annual base salary.

On July 1, 2005, NVR entered into an employment agreement with Mr. Seremet to serve as the Chief Financial Officer. The agreement continues through January 1, 2011 (unless extended by both parties), and provides for an annual minimum base salary of $400,000 and an annual bonus of up to 100% of base salary. Mr. Seremet’s base salary, effective January 1, 2006, was increased to $430,000. If Mr. Seremet’s employment terminates due to death or disability (in each case, as defined in the employment agreement), he would be entitled to receive his then annual base salary and accrued annual bonus for the period ending on the last calendar day of the second calendar month following the month in which the death or disability occurred. In the event that Mr. Seremet’s employment terminates pursuant to retirement (essentially a voluntary termination after attaining age 65), he would be entitled to receive in twelve monthly installments an amount equal to 100% of his then annual base salary. In the event that Mr. Seremet is terminated without cause, as defined in the employment agreement, including in connection with or within one year after a change in control of NVR, prior to January 1, 2011, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his then annual base salary. In the event that Mr. Seremet voluntarily terminates his employment, including (under certain circumstances) a voluntary termination upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer, or is terminated for “cause”, as described below, he would not be entitled to receive any severance payments. Mr. Seremet agreed that he would not compete with NVR during the term of his employment and for two years thereafter if termination is voluntary, due to retirement, for cause, or without cause. Mr. Seremet is not subject to a post termination non-compete clause if he voluntarily terminates his employment pursuant to a change of control or the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer. Pursuant to Mr. Seremet’s employment agreement, he must acquire and hold at all times NVR common stock with a total fair market value equal to six times his annual base salary.

On July 1, 2005, NVR entered into an employment agreement with Mr. Inman to serve as the President of NVR Mortgage Finance, Inc. The agreement continues through January 1, 2011 (unless extended by both parties), and provides for an annual minimum base salary of $390,000 and an annual bonus of up to 100% of base salary. Mr. Inman’s base salary, effective January 1, 2006, was increased to $410,000. If Mr. Inman’s employment terminates due to death or disability (in each case, as defined in the employment agreement), he would be entitled to receive his then annual base salary and accrued annual bonus for the period ending on the last calendar day of the second calendar month following the month in which the death or disability occurred. In the event that Mr. Inman’s employment terminates pursuant to retirement (essentially a voluntary termination after attaining age 65), he would be entitled to receive in twelve monthly installments an amount equal to 100% of his then annual base salary. In the event that Mr. Inman is terminated without cause, as defined in the employment agreement, including in connection with or within one year after a change in control of NVR, prior to January 1, 2011, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his then annual base salary. In the event that Mr. Inman voluntarily terminates his employment, including (under certain circumstances) a voluntary termination upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer, or is terminated for “cause”, as described below, he would not be entitled to receive any severance payments. Mr. Inman agreed that he would not compete with NVR during the term of his employment and for two years thereafter if termination is voluntary, due to retirement, for cause, or without cause. Mr. Inman is not subject to a post termination non-compete clause if he voluntarily terminates his employment pursuant to a change of control or the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer. Pursuant to Mr. Inman’s employment agreement, he must acquire and hold at all times NVR common stock with a total fair market value equal to four times his annual base salary.

In each of the above described employment agreements, termination for “cause” may result if the executive officer subject to the respective employment agreement is convicted of any felony, other crime involving moral turpitude, or any crime or offense which results in his incarceration for more than three months, is guilty of gross misconduct in connection with the performance of his duties as described within the respective employment agreement, or if the executive officer materially breaches affirmative or negative covenants or undertakings set forth in his respective employment agreement.

Each of the executive officers has been granted stock options pursuant to individual option agreements entered into between the respective executive officer and NVR. The agreements provide for the acceleration of vesting of the granted stock options upon a “change in control” of NVR as defined within each of the respective agreements. The “change of control” provisions within the executive officers’ agreements are identical to the “change of control” provisions within the agreements for all other participants of the respective stock option plans. Generally, the “change of control” provision is triggered upon (i) a merger, consolidation, reorganization or other business combination of NVR with one or more other entities in which NVR is not the surviving entity, (ii) a sale of substantially all of the assets of NVR to another entity, and (iii) any transaction resulting in any person or entity owning 20% or more of the total number of voting shares of NVR, or any person commencing a tender or exchange offer to acquire beneficial ownership of 20% or more of the total number of voting shares of NVR.

Stock Performance Graph

THE FOLLOWING STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

COMPARISON OF CUMULATIVE TOTAL EQUITYHOLDER RETURN ON EQUITY

The following chart graphs NVR’s performance in the form of cumulative total return to holders of NVR’s Common Stock since December 31, 2000 in comparison to the Dow/Home Construction Index and the Dow Jones Industrial Index for that same period. The Dow/Home Construction Index includes NVR, Inc., Pulte Homes, Inc., Beazer Homes USA, Inc., Ryland Group, Inc., Centex Corp., KB Home, Champion Enterprises, Inc., Lennar Corp., DR Horton, Inc., MDC Holdings, Inc., Hovnanian Enterprises, Inc., Standard Pacific Corp., Meritage Homes Corp., WCI Communities, Inc. and Toll Brothers, Inc.

(a) Assumes that $100 was invested in NVR stock and the indices on December 31, 2000.

Approval of Independent Auditors
(Proposal 2)

At the Annual Meeting, the Board of Directors of NVR will recommend shareholder ratification of the appointment of KPMG LLP as NVR’s independent auditor for the year 2006. If the appointment is not ratified, the Board will consider whether it should select another independent auditor. Representatives of KPMG LLP are expected to be present at the meeting to respond to shareholders’ questions and will have an opportunity to make a statement if they so desire.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE
APPROVAL OF KPMG LLP AS NVR’S INDEPENDENT AUDITORS FOR 2006.

DISCLOSURE OF FEES PAID OR ACCRUED FOR KPMG LLP
DURING THE YEARS ENDED DECEMBER 31:

	2005	2004

Audit fees:
Audit fees and quarterly reviews	$327,000	$261,500
Section 404 internal control audit	270,000	300,000
Comfort letter/Consents	9,000	7,500

	606,000	569,000
Audit-related fees:
Employee benefit plan audit	28,000	17,000
Tax fees:
State tax appeal assistance	11,794	—
All other fees:	—	—

Total fees	$645,794	$586,000

The Audit Committee annually evaluates what types of audit and non-audit services (permitted by law), and subject to certain limits, can be entered into with pre-approval authority granted by the Audit Committee, and will grant that authority, if applicable, pursuant to an Audit Committee resolution. During 2005, and for 2005 only, the Audit Committee delegated to the Chairman of the Audit Committee (the “Chairman”), the CEO and CFO of NVR, together or separately, in the name and on behalf of NVR, the authority, subject to individual cost limits, to engage KPMG LLP to perform 1) accounting guidance and technical assistance for the implementation of newly issued accounting pronouncements and standards, 2) accounting guidance and technical assistance related to the application of existing accounting pronouncements and standards to NVR transactions, 3) assistance in the process of gathering documentation for tax audits and management of them prior to receipt of a potential assessment, 4) assistance in the resolution of assessments from tax audits, 5) assistance in the development and implementation of tax saving strategies and 6) SEC registration statement comfort letters and consents; together in an aggregate amount for all services not to exceed 50% of the annual audit fee, provided that the Chairman, the CEO and CFO reported any such audit-related or non-audit services to the full Audit Committee at its next regularly scheduled meeting. During 2005, only the $9,000 KPMG consent fee related to NVR’s 2005 Stock Option Plan and $3,294 of the $11,794 for state tax appeal assistance were paid pursuant to the delegated authority granted by the Audit Committee.

During 2004, and for 2004 only, the Audit Committee delegated to the Chairman, the CEO and CFO of NVR, together or separately, in the name and on behalf of NVR, the authority, subject to individual cost limits, to engage KPMG LLP to perform 1) Section 404 documentation assistance, 2) accounting guidance and technical assistance for the implementation of newly issued accounting pronouncements and standards, 3) accounting guidance and technical assistance related to the application of existing accounting pronouncements and standards to NVR transactions, 4) assistance in the process of gathering documentation for tax audits and management of them prior to receipt of a potential assessment, 5) assistance in the resolution of assessments from tax audits, 6) assistance in the development and implementation of tax saving strategies and 7) SEC registration statement comfort letters and consents; together in an aggregate amount for all services not to exceed 50% of the annual audit fee, provided that the Chairman, the CEO and CFO reported any such audit-related or non-audit services to the full Audit Committee at its next regularly scheduled meeting. During 2004, only the $7,500 KPMG consent fee related to NVR’s shelf registration statement was paid pursuant to the delegated authority granted by the Audit Committee.

Shareholder Proposals

NVR’s bylaws were amended in 2005 by the Board to add advance notice provisions for shareholder proposals to be presented at any annual meeting, including director nominations. Proposals of holders of Common Stock intended to be considered for the next annual meeting of Shareholders of NVR, must be received by NVR no earlier than November 22, 2006, and no later than December 22, 2006, and must comply with applicable rules of the Securities and Exchange Commission in order to be considered. Proposals of holders of Common Stock intended to be included in the Company’s proxy statement for the next annual meeting of Shareholders of NVR, must be received by the Company on or before November 22, 2006.

Other Matters

Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein. If any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.

NVR’s Annual Report on Form 10-K for 2005, including consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material. A complete list of the stockholders of record entitled to vote at the Annual Meeting will be open and available for examination by any stockholder, for any purpose germane to the Annual Meeting, between 9:00 a.m. and 5:00 p.m. at NVR’s offices at 11700 Plaza America Drive, Reston, Virginia 20190, from April 20, 2006 through May 3, 2006 and at the time and place of the Annual Meeting.

Copies of NVR’s most recent Annual Report on Form 10-K, including the financial statements and schedules thereto, which NVR is required to file with the SEC, will be provided without charge upon the written request of any shareholder. Such requests may be sent to Investor Relations, NVR, Inc., 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190. NVR’s SEC filings are also available to the public from NVR’s website at http://www.nvrinc.com, and the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors,

James M. Sack
Secretary and General Counsel

Reston, Virginia
March 22, 2006

Appendix A

CHARTER OF THE
AUDIT COMMITTEE
OF NVR, INC. (“NVR” or the “Company”)

The Board of Directors of NVR, Inc. (the “Board”) has adopted and approved this amended Charter for the Audit Committee of NVR, Inc. (the “Audit Committee”) by resolution effective November 4, 2004.

1. The purpose of the Audit Committee is to:

1.01 Assist the Board’s oversight of (1) the integrity of the Company’s accounting and financial reporting processes, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent external auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent external auditors; and

1.02 Prepare the report required by the Securities and Exchange Commission’s (“SEC”) proxy rules to be included in the Company’s annual proxy statement, or, if the Company does not file a proxy statement, in the Company’s annual report filed on Form 10-K with the SEC.

2.	Structure and Membership Requirements

2.01 The Audit Committee shall consist of at least four “independent” directors. Each Audit Committee member must meet the “independent” definition as contained within Section 121(A) of the American Stock Exchange listing standards, Section 303A.02 of the New York Stock Exchange listing standards, and Rule 10A-3(b)(1) under the 1934 Exchange Act; and

2.02 Each member of the Audit Committee must be financially literate, as such qualification is interpreted by the NVR Board in its business judgment, but which standards will be no less than the ability to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement; and

2.03 At least one member of the Audit Committee must be financially sophisticated. A financially sophisticated Audit Committee member has accounting or related financial management expertise, as the NVR Board interprets such qualification in its business judgment, but which standard will at least require such member to have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication (including but not limited to being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities). At least one member of the Audit Committee must qualify as an audit committee financial expert as defined in Item 401(h) of Regulation S-K. A director who qualifies as an audit committee financial expert under Item 401(h) of Regulation S-K is presumed to qualify as financially sophisticated.

3.	Meetings

3.01 The Audit Committee shall meet at least four times each calendar year on a quarterly basis; and

3.02 The Audit Committee shall meet separately at least four times each year with each of Company management, the Internal Audit Executive and the independent external auditor.

4.	Duties and powers

4.01 The Audit Committee shall directly appoint, retain, compensate, evaluate and terminate the Company’s independent external auditors (or any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other auditing, review or attestation services for the Company) and must be directly responsible for the oversight of the independent external auditors (or such other public accounting firm), including the resolution of disagreements between management and the independent external auditor (or such other public accounting firm). The Audit Committee has the sole authority to approve all engagements and fees with the independent external auditor (or any other public accounting firm), although the Audit Committee may issue pre-approval policies and procedures as contemplated by Rule 2-01(c)(7) of Regulation S-X. This does not preclude the Audit Committee from obtaining the input of Company management;

4.02 The Audit Committee shall establish written procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters;

4.03 The Audit Committee shall engage such independent legal counsel and such accounting or other expert advisors as the Audit Committee deems necessary to carry out its duties;

4.04 The Audit Committee shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of (a) compensation to the Company’s independent external auditors (or other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company), (b) compensation to the outside legal, accounting or other expert advisors employed by the Audit Committee in the fulfillment of its duties and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate to carry out its duties. The Audit Committee has sole authority to approve the fees and other retention terms of such legal, accounting and other expert advisors;

4.05 The Audit Committee shall, at least annually, obtain and review a written report by the independent external auditor describing:

(a) All relationships between the outside auditor and NVR, consistent with Independence Standards Board Standard 1;

(b) The independent external auditor’s internal quality control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent external auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent external auditor, and any steps taken to deal with any such issues; and

(c) The Audit Committee shall actively engage in a dialogue with the independent external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent external auditor, and shall take, or recommend that the Board take, appropriate action to oversee the independence of the independent external auditors;

(d) The Audit Committee should present its conclusions with respect to the independent external auditor’s qualifications, performance and independence to the Board;

4.06 The Audit Committee shall discuss the annual audited financial statements and quarterly financial statements with management and the independent external auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee shall also discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Audit Committee’s responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally, such as a discussion of the types of information to be disclosed. The Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance;

4.07 The Audit Committee shall review with the independent external auditor any audit problems or difficulties and management’s response;

4.08 The Audit Committee, based on a review of NVR’s annual financial statements and based on a discussion with NVR’s independent external auditor and NVR management, will recommend to the Board whether to include the audited financial statements in the Annual Report on Form 10-K filed with the Securities and Exchange Commission;

4.09 The Audit Committee shall set clear hiring policies for employees or former employees of the independent external auditors;

4.10 The Audit Committee shall periodically discuss the Company’s policies with respect to risk assessment and risk management;

4.11 The Audit Committee shall keep minutes of each Audit Committee meeting and report regularly to the Board;

4.12 In furtherance, and not in limitation of the foregoing, the Audit Committee shall be vested with all responsibilities and authority required by Rule 10A-3 under the Exchange Act.

5. Review of Charter and Performance

5.01 The Audit Committee shall conduct an annual evaluation of the Audit Committee’s performance as compared to the requirements of this Charter, and shall periodically, but no less frequently than on an annual basis, review the adequacy of this Charter; and

5.02 Any changes to the charter must be approved by the Board.

6. Duty to Serve as Qualified Legal Compliance Committee

6.01 If so appointed by the Board, the Audit Committee will serve as a qualified legal compliance committee (“QLCC”) pursuant to Part 205 of the rules of the Securities and Exchange Commission, the powers, authority and duties of which will be enumerated under a separate QLCC Charter.

Appendix B

NVR, Inc.
Nominating Committee Policies and Procedures for the Consideration of
Board of Director Candidates

The following amended and restated policies and procedures were adopted by the NVR, Inc. (the “Company”) Nominating Committee (the “Committee”) on November 1, 2005:

I. Policy Regarding Director Candidates Recommended by Security Holders.

A. The Company will consider all director candidates recommended by shareholders owning at least 5% of the Company’s outstanding shares at all times during the preceding year that meet the qualifications established by the Board of Directors (the “Board”).

II. Director Minimum Qualifications.

A. Each director nominee is evaluated in the context of the full Board’s qualifications as a whole, with the objective of establishing a Board that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment. Each director nominee will be evaluated considering the relevance to the Company of the director nominee’s respective skills and experience, which must be complementary to the skills and experience of the other members of the Board;

B. A substantial majority of the Board shall be independent as defined by the applicable exchange on which the Company’s shares are listed. The Audit, Compensation, Corporate Governance, Nominating and Qualified Legal Compliance Committees will be comprised solely of independent directors;

C. Director nominees must possess a general understanding of marketing, finance and other elements relevant to the success of a large publicly-traded company in today’s business environment, and an understanding of the Company’s business on an operational level;

D. Each director may be assigned committee responsibilities. A director nominee’s educational and professional backgrounds must be consistent with the director nominee’s committee assignment (e.g., director nominees who will be assigned to the audit committee must be financially literate as defined within the Company’s Audit Committee Charter);

E. Director nominees must demonstrate a willingness to devote the appropriate time to fulfilling Board duties;

F. Director nominees shall not represent a special interest or special interest group whose agenda is inconsistent with the Company’s goals and objectives or whose approach and methods are inconsistent with what the Board believes is in the best interest of the Company’s shareholders; and

G. Director nominees shall not be a distraction to the Board, nor shall a director nominee be disruptive to the achievement of the Company’s business mission, goals and objectives.

III.  Procedures for Consideration of Security Holder Nominations.

A. Security holder nominations must include ALL of the information described in paragraphs C. through H. below and must be received in its entirety by the 120th calendar day before the date of the company’s proxy statement released to security holders in connection with the previous year’s annual meeting to be considered for the next scheduled annual meeting of shareholders;

B. Security holder nominations must be in writing and submitted via registered mail or overnight delivery service to the Nominating Committee Chairman at the Company’s corporate headquarters’ address;

C. Supporting documentation must be submitted that allows the Nominating Committee to verify ownership of not less than 5% of the Company’s outstanding shares at all times during the immediately preceding year;

D. The shareholder must submit an affidavit from the director nominee stating that if elected, the director nominee is willing and able to serve on the Company’s Board for the full term to which the director nominee would be elected. The affidavit must also acknowledge that the director nominee is aware of, has read and understands the Company’s Code of Ethics, Standards of Business Conduct, Corporate Governance

Guidelines, and Board of Director Committee Charters (collectively, the “Corporate Governance Documents”), and further that the director nominee acknowledges that, if elected, the director nominee is subject to and will abide by the Corporate Governance Documents;

E. The director nominee must submit a signed independence questionnaire. This questionnaire shall be distributed to the director nominee upon receipt of a properly delivered security holder director nomination request, and must be returned within five days of receipt via registered mail or overnight delivery service to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee;

F. The shareholder must submit documentation as to the director nominee’s qualifications, which at a minimum must include:

1. A complete biography;

2. Full employment history, including current primary occupation;

3. A signed consent form and waiver authorizing the Company to perform a full background investigation of the director nominee, including criminal and credit history, from a security firm acceptable to the Company in its sole discretion, an original report of which must be sent directly from the security firm to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee;

4. Documentation of educational levels attained, complete with official transcripts issued directly by the educational institution and sent directly from the educational institution to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee. The Nominating Committee may waive this requirement if the security firm performing the background investigation verifies that the director nominee completed the educational levels indicated by the director nominee;

5. Disclosure of all special interests and all political and organizational affiliations; and

6. A complete list of clients if the director nominee is a consultant, attorney or other professional service provider;

G. The shareholder must submit any additional information required to be included in the Company’s proxy statement for director nominees which determination will be made by the Company in its sole and absolute discretion (including, without limitation, information regarding business experience, involvement in legal proceedings, security ownership and transactions with the Company or management); and

H. The information submitted by the security holder must include relevant contact information (e.g., address, phone numbers) for the submitting shareholder and the director nominee.

IV. Identification and Evaluation of Director Candidates.

A. For directors standing for reelection, the Nominating Committee may consider:

1. The general qualifications as noted above;

2. The director’s attendance at Board and Committee meetings; and

3. The director’s participation and contributions to Board activities.

B. The Nominating Committee may consider the following when identifying and evaluating an individual who is not currently a Company director:

1. Use of outside executive search firms or referrals, as appropriate; and

2. Consideration of the Company’s minimum director qualifications as noted above in light of the specific qualifications possessed by the individual being considered; and

Regardless of the source of the nomination, individuals being considered for nomination to the Company’s Board, who are not currently directors, must provide to the Company the information described in Section III, paragraphs D-H.

Appendix C

NVR, Inc.
Policies and Procedures Regarding
Security Holder Communications with the NVR, Inc. Board of Directors

I. Policies

A. The Board of Directors’ (the “Board”) intent is to foster open communications with its security holders regarding issues of a legitimate business purpose affecting NVR, Inc. (the “Company”). Security holders need to be aware of the following when submitting correspondence to the Board:

1. The Board will not respond to or act upon any security holder correspondence that pertains to the solicitation of services or products (for use by NVR or the Board) conducted by or obtained from the security holder or any entity with which the security holder has an affiliation;

2. Security holders should follow the rules adopted under the Securities Exchange Act of 1934 (“1934 Act”) and the procedures disclosed within NVR’s bylaws and proxy statement to submit shareholder proposals intended for inclusion in NVR’s proxy statement for the next annual meeting of shareholders; and

3. Security holders should follow the procedures described within NVR’s proxy statement or other 1934 Act filings to submit board of director nominations.

II. Procedures

A. Communications from security holders should be in the form of written correspondence, and should be sent via registered mail or overnight delivery service to NVR’s corporate office, care of the Chief Executive Officer. Electronic submissions of security holder correspondence will not be accepted. The correspondence shall include supporting documentation evidencing the security holder’s security holdings in NVR.

B. Each Board member is willing to accept correspondence. The Chief Executive Officer will forward correspondence addressed directly to an individual Board member to that Board member without a screening process, with a copy of the correspondence provided to the Chairman of the Board.

C. Any correspondence received by NVR that is addressed generically to the Board of Directors will be forwarded to the Chairman of the Board. If the Chairman of the Board is not an “independent” director, a copy will be sent to the Chairman of the Audit Committee.

SKU # 002CS-10284

☐	Mark this box with an X if you have made changes to your name or address details above.

     Annual Meeting Proxy Card

      Election of Directors
     The Board of Directors recommends a vote FOR the listed nominees.
1.	Election of Directors for a term of three years, Nominees:

	For	Withhold
01 — C. Scott Bartlett, Jr.	☐	☐
02 — Timothy M. Donahue	☐	☐
03 — William A. Moran	☐	☐
      Issues
     The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Ratification of appointment of KPMG LLP as independent auditors for the year ending December 31, 2006.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.
      Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as name appears hereon. When joint tenants hold shares, each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

■	1UPX	COY	É

Proxy — NVR, Inc.

Proxy for the Annual Meeting of Shareholders
May 4, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James M. Sack, Dennis M. Seremet and Robert W. Henley, or any of them, as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NVR, Inc. held of record by the undersigned on March 1, 2006 at the Annual Meeting of Shareholders to be held at NVR’s Corporate Headquarters, 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190, on Thursday, May 4, 2006 at 11:30 A.M. and at any adjournments or postponements thereof.
If there are shares allocated to the undersigned in the NVR, Inc. Profit Sharing Trust Plan or the Employee Stock Ownership Plan, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse of this card. Shares for which no voting instructions are received by May 1, 2006 will be voted by the Trustee in the same proportion as all other shares which have been voted.
This proxy when properly executed will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted FOR the election of the three nominees for director, FOR item 2 and otherwise in the discretion of the proxies.
PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
CONTINUED AND TO BE SIGNED ON THE REVERSE